As filed with the Securities and Exchange Commission on October 10, 2003




                                                    Registration No.: 333-107801
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       ON
                                    FORM S-4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MEDIS TECHNOLOGIES LTD.
             (Exact name of registrant as specified in its charter)

        Delaware                      3629                     13-3669062
(State of incorporation)       (Primary Standard            (I.R.S. Employer
                            Industrial Classification     Identification Number)
                                   Code Number)

                                805 Third Avenue
                            New York, New York 10022
                                 (212) 935-8484
   (Address and telephone number of Registrant's principal executive offices)

                     Robert K. Lifton, Chairman of the Board
                             Medis Technologies Ltd.
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 935-8484
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Ira I. Roxland, Esq.
                              Stephen E. Fox, Esq.
                        Sonnenschein Nath & Rosenthal LLP
                           1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
                               Fax: (212) 768-6800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. | |
                                                    --------------------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
                                                  --------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
                           ----------------------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------- ------------------ ------------------- -------------------- ---------------
                                                                                       Proposed Maximum      Amount of
           Title of Each Class of                Amount to be      Proposed Maximum   Aggregate Offering    Registration
         Securities to be Registered              Registered      Price Per Unit (1)         Price              Fee
---------------------------------------------- ------------------ ------------------- -------------------- ---------------
Warrants to purchase shares of common stock         848,000              --                   --                (2)
and one-year warrants....................
---------------------------------------------- ------------------ ------------------- -------------------- ---------------
Common stock, par value $.01 per
share....................................           848,000             $4.43             $3,756,640            $304
---------------------------------------------- ------------------ ------------------- -------------------- ---------------
One-year warrants to purchase shares of
common stock.............................             --                 --                   --                (2)
---------------------------------------------- ------------------ ------------------- -------------------- ---------------
Common stock issuable upon exercise of the
one-year warrants........................         424,000 (3)           $9.60             $4,070,400            $330
---------------------------------------------------------------------------------------------------------- ---------------
    Total.............................................................................................        $634 (4)
---------------------------------------------------------------------------------------------------------- ---------------

-------------
(1)  Estimated pursuant to Rule 457(g) under the Securities Act of 1933.
(2) Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required.
(3) Includes such presently indeterminate number of additional shares of common stock as may be issued pursuant to the anti-dilution provisions of the one-year warrants. (4) Previously paid.

================================================================================

[The following paragraph will appear vertically on the left side of the outside cover of the preliminary prospectus]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated October 10, 2003

Preliminary Prospectus

                             MEDIS TECHNOLOGIES LTD.

             Warrants to Purchase Common Stock and One-Year Warrants
                         848,000 Shares of Common Stock
          One-Year Warrants to Purchase 424,000 Shares of Common Stock
                         424,000 Shares of Common Stock
                             -----------------------

     We are offering to the holders of currently outstanding warrants issued pursuant to our 2002 shareholder loyalty program the opportunity to voluntarily exchange their loyalty program warrants for new warrants exercisable at $4.43 per share. If you wish to exchange your loyalty program warrants for new warrants, you must also exercise all of the new warrants at the time of the exchange. The procedures for tendering your loyalty program warrants for new warrants is set forth in an Offer to Exchange and Exercise dated September 3, 2003, which was previously delivered to you, and a supplement to such Offer to Exchange and Exercise included with this prospectus. Each holder of a new warrant, upon its exercise, will receive one share of common stock and a one-year warrant to purchase an additional share of common stock for every two new warrants exercised. We will receive aggregate proceeds, before expenses, of approximately $3,757,000 if all of the new warrants are issued and exercised. We will receive aggregate proceeds of approximately $4,070,000 if all of the one-year warrants are exercised.

     This prospectus relates to:

o    the new warrants;

o    the 848,000 shares of our common stock underlying the new warrants;

o    the one-year warrants underlying the new warrants; and

o    the 424,000 shares of our common stock underlying the one-year warrants.

     The offer to exchange and exercise is being made pursuant to a Tender Offer Statement on Schedule TO, as amended, that we filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the related tender offer materials. We urge the holders of outstanding loyalty program warrants to read the Schedule TO and the related tender offer materials because these documents contain important information about the offer to exchange and exercise, including procedures to do so. These documents may be obtained free of charge from us and are also available free of charge from the Securities and Exchange Commission's website at http://www.sec.gov.

     There is no public market for any of our warrants. Our common stock is currently traded on The Nasdaq National Market under the symbol "MDTL."

     The acquisition and ownership of our securities, including the one-year warrants and our common stock, involves substantial risk. You should refer to the discussion of risk factors, beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------


                               October [  ], 2003

                                TABLE OF CONTENTS

                                                                          Page

SUMMARY.....................................................................2

RISK FACTORS................................................................5

FORWARD LOOKING STATEMENTS.................................................11

USE OF PROCEEDS............................................................12

DESCRIPTION OF SECURITIES..................................................12

LEGAL MATTERS..............................................................14

EXPERTS....................................................................14

AVAILABLE INFORMATION......................................................14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................14





This prospectus incorporates important business and financial information about Medis Technologies Ltd. that is not included in or delivered with the document. Such information is available without charge to security holders upon written or oral request by contacting Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; Telephone No. (212) 935-8484, Attention: President. To obtain timely delivery of such information, security holders must request the information no later than November [ ], 2003, which is five business days before the expiration of the exchange offer.

                                     SUMMARY

     The following summary does not contain all the information that may be important to you in making a decision to exchange your loyalty program warrants for new warrants and to concurrently acquire our one-year warrants and our common stock. For a more complete understanding of us, our new warrants, one-year warrants and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors," and the documents incorporated in this prospectus by reference.

               Questions and Answers About Medis Technologies Ltd.

What do we do?

     Our primary business focus is on the development and commercialization of direct liquid fuel cells and attendant refueling cartridges for use as primary and auxiliary power sources for portable electronic devices which currently use rechargeable or disposable batteries as their power source. These devices include cell phones, personal digital assistants (PDAs), pocket computers and certain military devices. Our first fuel cell product is expected to be a power pack--a portable auxiliary power source which provides power to cell phones and PDAs by way of charging the batteries of such devices even while the devise is being used.

     We expect that as portable electronic devices become more advanced and offer greater functionality, manufacturers of those devices and consumers who use them will seek significantly increased and longer lasting sources of energy. We believe that our direct liquid fuel cell technology, the key proprietary components of which are our fuel, electrodes, catalysts for anodes and cathodes and liquid electrolyte, will enable us to meet these demands. We also believe that our fuel cells can be responsive to device manufacturers' demands for reduced size and weight, increased length of operating time and competitive pricing. Additionally, we believe that our fuel cell technologies have advantages over other micro fuel cell technologies currently being developed which use proton exchange membrane technologies, including our fuel cell's greater power relative to size, increased length of operating time, ability to operate without generating excess heat and lower cost to manufacture.

     Another technology that we are seeking to exploit commercially is our highly conductive polymers, which have a wide and diverse range of commercial uses. Our polymers have electrical properties that can be changed over the full range of conductivity from insulators to metallic conductors and have the non-corrosive properties, flexibility and durability of plastics.

     We also own patents and intellectual property rights to other technologies relating to clean energy that may offer greater efficiencies than conventional energy sources. These proprietary technologies, which we are seeking to develop for commercial exploitation, include the following:

     o Toroidal engine, which uses a rotary motion as contrasted with the up and down motion of pistons in a conventional internal combustion engine. We believe that our toroidal engine offers advantages over a conventional internal combustion engine, including a simple design with fewer moving parts, better mechanical and thermal efficiency and a favorable weight to power ratio and volume to power ratio. We are also planning to develop an efficient and powerful compressor based on the principles of our toroidal engine. We believe our toroidal technology may also be useful for developing an efficient low-end turbine.

     o    Stirling  cycle  system,  which is a  refrigeration  system  using our stirling cycle technologies and a compressor powered by two of our linear reciprocating motors. The stirling cycle is based upon a century-old technique that harnesses energy from the expansion and contraction of a gas forced between separate chambers and our linear reciprocating motor is based on our reciprocating electrical technologies. We believe that our stirling cycle system offers advantages over conventional refrigeration systems, including greater energy efficiency and being more environmentally friendly due to the use of helium as its working gas instead of freon or freon compounds, which are commonly believed to be depleting the earth's ozone layer and contributing to the "greenhouse effect" and global warming.

     o Rankin cycle linear compressor, which, using our linear reciprocating motor together with a conventional compressor, is intended to replace the rotational electric motor now powering conventional compressors for refrigeration and other cooling systems. We believe the resultant linear compressor will be more energy efficient than the most efficient conventional Rankin cycle compressors in use today.

     In addition, we own rights to the CellScan, which is a static cytometer--an instrument for measuring reactions of living cells while the cells are in a static state. A key element of the CellScan is its patented cell carrier which can accommodate up to 10,000 cells in a study. The CellScan can repeatedly and continuously monitor the intensity and polarization of living cells for purposes of cell research, disease diagnostics and determining the optimal chemotherapy to be given to a specific patient.

Where are we located?

     We are a Delaware corporation organized in April 1992. Our principal executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not a part of this prospectus. All of our operating and research facilities are located in the State of Israel.

                                  The Offering

     We are offering to the holders of currently outstanding warrants issued pursuant to our 2002 shareholder loyalty program the opportunity to voluntarily exchange their loyalty program warrants for new warrants exercisable at $4.43 per share. Such holders who wish to exchange their loyalty program warrants for new warrants must also exercise all of the new warrants at the time of the exchange. Each holder of a new warrant, upon its exercise, will receive one share of common stock and a one-year warrant to purchase an additional share of common stock for every two new warrants exercised.

     If all of the holders of loyalty program warrants validly exchange their loyalty program warrants for new warrants and concurrently exercise such new warrants, we will issue a maximum of:

     o    848,000 shares of our common stock, par value $0.01 per share; and

     o one-year warrants to purchase an aggregate of 424,000 shares of our common stock.

The maximum number of shares of our common stock to be outstanding after this offering, if all of the 848,000 new warrants and the 424,000 one-year warrants are exercised, will be 24,923,452. This excludes shares underlying (a) other outstanding warrants and (b) options granted under our stock option plan.

     The exchange of loyalty program warrants for new warrants and concurrent exercise of new warrants is being made pursuant to a Tender Offer Statement on Schedule TO, as amended, and the related tender offer materials that we filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. These tender offer materials, including an Offer to Exchange and Exercise dated September 3, 2003, were distributed to holders of outstanding loyalty program warrants on or about September 3, 2003. Furthermore, accompanying this prospectus is a supplement to the Offer to Exchange and Exercise which sets forth revised terms of the offer. The procedures for tendering your loyalty program warrants for new warrants, and the exercise of the new warrants at the time of the exchange, is set forth in those tender offer materials.

     We expect to issue the common stock and one-year warrants underlying the new warrants as promptly as practicable after the expiration of the exchange for, and exercise of, new warrants, which is scheduled to take place on November [ ], 2003.

     We intend to cancel all loyalty program warrants properly tendered pursuant to the offer to exchange and exercise, and further intend to deregister all shares of common stock underlying such cancelled loyalty program warrants.

                    Summary Consolidated Financial Statements

     The following table sets forth our summary consolidated financial data and should be read in conjunction with our consolidated financial statements and related notes and other financial information incorporated in this prospectus by reference.

Statement of Operations Data:

                            For the Year Ended December 31,       For the Six Months Ended June 30,
                         -------------------------------------    ---------------------------------
                            2000          2001         2002               2002        2003
                         ----------    ----------   ----------         ----------  ----------
                                                                            (unaudited)
                                               (in thousands except per share data)

Revenues...............  $      -      $        -   $     192          $     116   $      75
Loss from operations...   (23,566)        (31,677)    (10,374)            (5,244)     (5,172)
Net loss...............   (22,492)        (31,562)    (10,305)            (5,213)     (5,143)
Net loss attributable
   to common              (25,463)        (34,766)    (12,546)            (5,213)     (5,143)
   stockholders(1).....
Basic and diluted net
   loss per share......    (1.49)(2)       (1.68)(2)   (0.57)(3)          (0.24)(3)   (0.22)
Weighed average shares
   used in computing
   basic and diluted
   net loss per share..    17,115 (2)      20,720 (2)  21,898 (3)         21,679 (3)  23,004



Balance Sheet Data:
--------------------------------------------------------------------------------
                                    As of            As of
                             December 31, 2002   June 30, 2003
                             -----------------   -------------
                                                  (unaudited)
                                       (in thousands)
Working capital.............   $    5,037        $     5,713
Total assets................       66,894             67,495
Accumulated deficit.........      (96,390)          (101,533)
Total stockholders' equity..       65,405             65,687

------------

(1) The issuance of the one year warrants to purchase an aggregate of 424,000 shares of common stock upon the exercise of new warrants will result in a charge of approximately $2,000,000 to the net loss atrributable to common stockholders.
(2) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share, have been adjusted to give retroactive effect to shares issued both in our March 18, 2002 and March 11, 2003 rights offerings.
(3) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the weighted average shares used in computing basic and diluted net loss per share, and the basic and diluted net loss per share, have been adjusted to give retroactive effect to shares issued in our March 11, 2003 rights offering.

                                  RISK FACTORS

     You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide to exercise your new warrants or your one-year warrants.

     We have had limited revenues since inception and none from 1999 through 2001, and we cannot predict when we will achieve profitability.

     We have not been profitable and cannot predict when we will achieve profitability. We have experienced net losses since our inception in April 1992. We, on a consolidated basis with our subsidiaries, have had limited revenues since inception and none from 1999 through 2001. We do not anticipate generating significant revenues until we successfully develop, commercialize and sell products derived from our fuel cell technologies or any of our other technologies, of which we can give no assurance. We are unable to determine when we will generate significant revenues from the sale of any of such products.

     We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of June 30, 2003, we had an accumulated deficit of approximately $101,533,000.

     We may never complete the development of commercially viable fuel cells or any of our other technologies into marketable products.

     We do not know when or whether we will successfully complete the development of commercially viable fuel cells for any of our target markets, or any of our other technologies. We continue to seek to improve our fuel cell technologies, particularly in the areas of energy density, stability of power output, operating time, reduction of size and weight, use of the product in any orientation, as well as the temperature conditions under which the fuel cells can operate. We also seek to improve the engineering design of our fuel cells and refill cartridges and integrate each fuel cell into a primary or auxiliary power source which can power various portable electronic devices, before we are able to produce a commercially viable product. Additionally, we must complete the production model of the converter used in our power pack to step up voltage. Failure to improve on our fuel cell technologies, including the failure of any of the above, could delay or prevent the successful development of commercially viable fuel cell products for any of our target markets.

     Developing any technology into a marketable product is a risky, time consuming and expensive process. You should anticipate that we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

     We may not meet our product development and commercialization milestones.

     We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing commercially viable fuel cells. These milestones relate to technology and design improvements as well as to dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output, useful life and reliability, our commercialization schedule could be delayed and third parties who are collaborating with us to develop our fuel cell technology, as well as potential purchasers of our initial commercial products, may decline to purchase such products or may opt to pursue alternative technologies.

     Generally, we have made technological advances meeting our milestone schedule with respect to developing commercially viable fuel cells, including the level of power density and longevity of use obtained. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cells and our fuel cell products, or any of our other technologies or products.

     Customers will be unlikely to buy our fuel cell products unless we can demonstrate that they can be produced for sale to consumers at attractive prices.

     To date, we have focused primarily on research and development of our fuel cell technologies. Consequently, we have no experience in manufacturing fuel cells or fuel cell products on a commercial basis. We may manufacture our fuel cell products through third-party manufacturers. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

     The price of fuel cells and fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level which will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for both our proposed power pack charger and our refueling cartridges, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

     A mass market for our fuel cell products may never develop or may take longer to develop than we anticipate.

     A mass market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Fuel cells represent a new market, and we do not know whether end-users will want to use them. The development of a mass market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

o    the level to which the technology of our fuel cells has advanced;

o    the emergence of newer, more competitive technologies and products;

o improvements to existing technologies, including existing rechargeable battery technology;

o the future cost of glycerol, ethanol, or any other hydrogen-based fuels or other chemicals used for powering our fuel cells;

o regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general;

o    consumer perceptions of the safety of our products; and

o    consumer reluctance to try a new product.

     If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

     We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into arrangements, alliances, joint ventures or licensing agreements with third parties.

     As we do not have nor do we intend to develop our own marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. We can offer no assurance that we will be successful in entering into such arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

     Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

     We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. These collaboration agreements contemplate that these third parties will work with our scientists to test various aspects of, or assist in developing components of, our fuel cells. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

     Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

     We regard our patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries or companies in which we have an interest, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market any or all of our technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

     Claims by third parties that our  technology  infringes  upon their patents
may,  if  successful,   prevent  us  from  further  developing  or  selling  our
technologies.

     Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

     If we do not obtain additional financing, we may be forced to curtail our research and development efforts.

     Our ability to sustain our research and development program is dependent upon our ability to secure additional funding. As of June 30, 2003, we believe that our cash resources, including monies available to us from our credit facility but excluding any funds we may receive upon exercise of the new warrants or the one-year warrants, will be sufficient to support our operating and developmental activities for at least the next 16 months. After such time, we may need to raise additional funds through public or private debt or equity financing in order to be competitive, to accelerate our sales and marketing programs, to establish a stronger financial position and to continue our operations. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay our research and product development efforts or cause us to default under the repayment terms of our revolving credit facility, if we were to borrow funds under that facility and we are unable to repay such borrowings. Furthermore, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our fuel cell technologies or any of our other technologies.

     If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

     Our success depends to a significant extent upon Zvi Rehavi, Gennadi Finkelshtain and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our chief executive officer, and Howard Weingrow, our president. The loss of the services of Messrs. Rehavi and Finkelshtain, of any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell technologies into commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $245,000 on Mr. Rehavi. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

     There may be adverse effects on our earnings and our stock price due to the large amount of intangible assets and goodwill on our consolidated balance sheet.

     At June 30, 2003, our consolidated balance sheet showed approximately $59,189,000 of goodwill and intangible assets, with estimated original useful lives of up to five years. Commencing January 1, 2002, in accordance with the recently-enacted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," such goodwill is no longer being charged ratably to expense but is subject to at least an annual assessment for impairment. Our adoption of SFAS 142 has resulted in the discontinuation as of January 1, 2002 of amortization of the remaining goodwill balance of approximately $58,205,000, which has resulted in a reduction in operating expenses of approximately $18,500,000 for the year ended December 31, 2002. We continue to amortize the remaining unamortized balance of our intangible assets, which was approximately $984,000 at June 30, 2003.

     Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

     Our research and development facilities, our pilot manufacturing facility for our inherently conductive polymers, as well as some of our executive offices and back-office functions, are located in the State of Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict or America's war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our technologies or our ability to supply our technology to development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

     In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

     It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

     Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

o due service of process has been effected and the defendant was given a reasonable opportunity to defend;

o the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

o such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

     Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

     We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

     We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

     We currently face and will continue to face significant competition.

     Our fuel cells face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

     We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

     We expect to be dependent on third party suppliers for the supply of key materials and components for our products.

     If and when either we or our manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers to provide requisite materials and components. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cells. We or our manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

     In addition, platinum is a component of our fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable fuel cells or significantly raise our cost of producing fuel cells.



                           FORWARD LOOKING STATEMENTS

     Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     If all of the outstanding loyalty program warrants are exchanged for new warrants, resulting in the exercise of the new warrants at the $4.43 per share exercise price, we will receive aggregate proceeds, before expenses, of approximately $3,757,000. If all of the one-year warrants are exercised, we will receive aggregate proceeds of approximately $4,070,000.

     Proceeds received from the exercise of new warrants and one-year warrants will be used for working capital, including for the continued development of our fuel cell products and our other technologies.

                            DESCRIPTION OF SECURITIES

Description of New Warrants

     Holders of loyalty program warrants will receive one new warrant for each loyalty program warrant validly tendered pursuant to this offer, provided such holder also tenders the exercise price of all of the new warrants to be received upon the exchange. Each new warrant will be exercisable at $4.43 for one share of our common stock and a one-year warrant to purchase an additional share of common stock for every two new warrants exercised.

     Holders of loyalty program warrants who properly tender their loyalty program warrants and the exercise price of the new warrants will not receive a certificate representing the new warrants, but will instead receive the shares of common stock and one-year warrants underlying the new warrants promptly after the expiration of this offer on November [__], 2003.

     There is no established trading market for the new warrants.

     No fractional shares will be issued upon exercise of the new warrants. We will instead round the number of shares upon exercise of the new warrants upward or downward, as appropriate, to the nearest whole number.

One-Year Warrants

     Each one-year warrant entitles the registered holder to purchase one share of our common stock at a price of $9.60, subject to adjustment as discussed below, at any time commencing on the date the one-year warrants are issued, and ending at 5:00 p.m., New York City time, on the first anniversary of such issue date, at which time the one-year warrants will expire.

     The one-year warrants will be issued in registered form. We will act as our own warrant agent for registration and permissible transfers of the one-year warrants. The one-year warrants will be non-transferable except by will or the laws of descent.

     There is no established trading market for the one-year warrants. The exercise price of the one-year warrants represents the closing price of our common stock as reported by The Nasdaq National Market, on August 11, 2003. The exercise price and number of shares of common stock issuable on exercise of the one-year warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the one-year warrants will not be adjusted for issuance of common stock at a price below their exercise price or the issuance of additional warrants or stock options.

     We have the right, in our sole discretion, to extend the expiration date of the one-year warrants on five business days' prior written notice to the holders of the one-year warrants. Upon any such extension, we will comply, to the extent necessary, with applicable rules and regulations pertaining to the extension of existing warrant expiration dates under the Securities Act of 1933 and the Securities Exchange Act of 1934, including Rule 13e-4 promulgated under the Securities Exchange Act of 1934.

     The one-year warrants may be exercised upon surrender of the agreement representing the one-year warrants on or prior to the expiration date at our U.S. offices, with the exercise form attached to such agreement completed and executed as indicated, accompanied by full payment of the exercise price, for the number of one-year warrants being exercised. Holders of one-year warrants do not have the rights or privileges of holders of common stock.

     No fractional shares will be issued upon exercise of the one-year warrants. We will instead round the number of shares upon exercise of the one-year warrants upward or downward, as appropriate, to the nearest whole number. We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the one-year warrants.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Medis Technologies Ltd. incorporated herein by reference to our Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Medis Technologies Ltd. as of December 31, 2001 and 2000 and for the years then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants. However, after reasonable efforts, we have been unable to obtain the written consent of Arthur Andersen with respect to the incorporation by reference of such financial statements. Therefore, we have dispensed with the requirement to file as an exhibit to the registration statement of which this prospectus forms a part the written consent of Arthur Andersen in reliance upon Rule 437a of the Securities Act of 1933. As a result, you may not be able to recover damages from Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of material fact or any omissions to state a material fact, if any, contained in our aforementioned financial statements.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (including all amendments, exhibits, schedules and supplements thereto), under the Securities Act and the rules and regulations thereunder, for the registration of the one-year warrants and common stock offered hereby. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the one-year warrants and common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. The registration statement can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

o    our Annual Report on Form 10-K for the year ended December 31, 2002;

o    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

o    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

o the definitive proxy statement relating to our 2003 Annual Meeting of Stockholders dated April 30, 2003; and

o the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the one-year warrants and common stock being offered by this prospectus are sold or until the offering of the one-year warrants and common stock is otherwise terminated. "Incorporation by reference" means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:
Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits

Exhibit Number      Description of Exhibit
--------------      ----------------------

3(i)                Restated Certificate of Incorporation of Registrant(1)

3(ii)               Restated Bylaws of Registrant(1)

4.1                 Form of New Warrant

4.2 Form of certificate evidencing shares of common stock of Registrant(1)

4.3                 Form of One-Year Warrant Agreement*

5.1                 Opinion of Sonnenschein Nath & Rosenthal LLP

23.1                Consent of Ernst & Young LLP

23.2                Consent of Arthur Andersen LLP (2)

23.3 Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)

24.1 Power of Attorney (comprises a portion of the signature page to this Registration Statement)*

----------

* Previously filed with this Registration Statement.

(1) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-83945) of Registrant and incorporated herein by reference.

(2) The consolidated financial statements of the Registrant as of December 31, 2001 and 2000 and for the years then ended incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

Item 22. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 9, 2003.

                                    MEDIS TECHNOLOGIES LTD.


                                    By: /s/ ROBERT K. LIFTON
                                       -----------------------------------------
                                        Robert K. Lifton
                                        Chairman and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                                           DATE
---------                                 -----                                           ----


/s/ ROBERT K. LIFTON                      Chairman of the Board, Chief Executive          October 9, 2003
-------------------------------           Officer and Secretary (Printipal Executive
Robert K. Lifton                          Officer)


/s/ HOWARD WEINGROW                       President, Treasurer and Director               October 9, 2003
-------------------------------
Howard Weingrow

                                          Senior Vice President-Busienss Development
-------------------------------           and Director
Jacob S. Weiss


*                                         Vice President-Finance (Principal Financial     October 9, 2003
-------------------------------           and Accounting Officer)
Israel Fisher

                                          Director
-------------------------------
Amos Eiran

                                          Director
-------------------------------
Zeev Nahmoni
                                                                                          October 9, 2003
*                                         Director
-------------------------------
Jacob E. Goldman


*                                         Director                                        October 9, 2003
-------------------------------
Seymour Heinberg


*                                         Director                                        October 9, 2003
-------------------------------
Philip Weisser


* Robert K. Lifton, pursuant to Powers of Attorney (executed by each of the directors listed above and indicated by signing above, and filed with the Securities and Exchange Commission), by signing his name, does hereby sign and execute this amendment to the Registration Statement on behalf of each of the persons referenced above.

October 9, 2003

                                                     /s/ ROBERT K. LIFTON
                                                     ---------------------------